Exhibit 12

                             FLORIDA POWER CORPORATION

               STATEMENT REGARDING COMPUTATION OF RATIO AND EARNINGS
                                 TO FIXED CHARGES

                           (Dollar Amounts in Thousands)


                                                            Twelve Months
                                                                Ended
                                                            March 31, 1994
                                                             (Unaudited)
                                                         ------------------

Earnings:
          Net Income . . . . . . . . . . . . . . . . .      $    193,799
          Net Taxes  . . . . . . . . . . . . . . . . .           105,762
          Fixed Charges. . . . . . . . . . . . . . . .           106,731
                                                                 -------
                                                            $    406,292
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Ratio of Earnings to Fixed Charges . . . . . . . . . .             3.81
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